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INNATE PHARMA S.A.
NASDAQ EXECUTIVE COMPENSATION CLAWBACK POLICY
Approved by the Supervisory Board on October 13th 2023
1PURPOSE
9.1The purpose of this policy (this “Clawback Policy”) is to set out the basis for the mandatory recovery of erroneously awarded Incentive-Based Compensation (as defined below) from Executives (as defined below) of Innate Pharma S.A. (the “Company”, together with its subsidiaries, the “Group”) in the event of a Restatement (as defined below).
9.2The Supervisory Board of the Company (the “Supervisory Board”) has adopted this Clawback Policy in accordance with the requirements of Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5608, which was mandated by Rule 10D-1 of the Securities Exchange Act of 1934 (the “Exchange Act”).
9.3This Clawback Policy may be amended from time to time by the Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee (the “Compensation and Nomination Committee”) pursuant to any United States or non-United States national federal, state or local laws, regulations or rules of the US Securities and Exchange Commission, Nasdaq, any other stock exchange on which the Company’s securities are listed or other regulatory authority applicable to the Group or the Executives (“Applicable Law”). Applicable Law includes Section 304 of the US Sarbanes-Oxley Act of 2002.

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2APPLICABILITY
9.1 This Clawback Policy applies to the Company’s current and former (1) members of its Executive Board (Directoire), (2) Chief Financial Officer (to the extent he or she is not a member of the Executive Board (Directoire) and (3) any other individual who is (or was at any time during the applicable Recovery Period) an “executive officer” as defined in Nasdaq Listing Rule 5608(d) and any other senior executive, employee or other personnel of the Company who may from time to time be deemed subject to the Clawback Policy by the Compensation and Nomination Committee (each an “Executive”).
9.2Compensation shall be subject to recovery pursuant to this Clawback Policy where: (i) the Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, determines that such compensation constitutes Incentive-Based Compensation; and (ii) the compensation was Received (as defined below) by an Executive:
9.8.1after beginning their services as an Executive;
9.8.2who served as an Executive at any time during the performance period for that Incentive-Based Compensation;
9.8.3while the Company has a class of securities listed on Nasdaq, another national securities exchange or a national securities association in the United States; and
9.8.4during the Recovery Period (as defined below);
provided that this Clawback Policy shall only apply to compensation Received on or after October 2, 2023 (the “Effective Date”).
9.3For the avoidance of doubt, this Clawback Policy continues to apply to an Executive following any termination of their office or employment.
3RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION
9.1In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under Applicable Law (a “Restatement”), including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company, upon decision of the Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, shall recover the amount of Incentive-Based Compensation Received by an Executive in the Recovery Period that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received by the Executive had such compensation been determined based on the restated amounts, computed without regard to any taxes/duties/contributions/levies (“Taxes”) paid or payable (“Recoverable Amount”). The Recoverable Amount shall not exceed the differential between the amount of Incentive-Based Compensation paid to such Executive in connection with the Restatement and the amount of Incentive-Based Compensation that would have been paid to such Executive

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had the Restatement not occurred (in each case without regard to any Taxes paid or payable). Where Incentive-Based Compensation is based only in part on the achievement of a Financial Reporting Measure (as defined below) performance goal, the Compensation and Nomination Committee shall first determine the portion of the original Incentive-Based Compensation based on or derived from the Financial Reporting Measure that was restated. The Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, shall then recalculate the affected portion based on the Financial Reporting Measure as restated, and recover the difference between the greater amount based on the original financial statements and the lesser amount that would have been received based on the restatement.
9.2Whether a Restatement has occurred for the purposes of this Clawback Policy shall be confirmed by the Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, which shall rely on any advice in this respect of the Audit Committee.
9.3The Recovery Period shall mean the period of three full financial years of the Company preceding the Restatement Date (as defined below) and any transition period that results from a change in the Company’s financial year within or immediately following such period.
9.4For Incentive-Based Compensation based on share price, total shareholder return or any other measure based, or partially based, on the share price, where the Recoverable Amount is not subject to mathematical recalculation directly from the information in the Restatement, the Recoverable Amount will be determined by the Supervisory Board (Conseil de Surveillance), based on the Compensation and Nomination Committee’s reasonable estimate of the effect of the Restatement on the share price or total shareholder return upon which the Incentive-Based Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.
9.5In the event that the Company is required to prepare a Restatement, the Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, shall:
9.8.1determine the Recoverable Amount in accordance with Section 3.1 of this Clawback Policy; and
9.8.2to the extent the Recoverable Amount has been Received by an Executive, instruct the Company to recover reasonably promptly the full Recoverable Amount in accordance with Section 3.6 of this Clawback Policy; or
9.8.3to the extent the Recoverable Amount has not been Received, but is otherwise owed to an Executive, cancel the right of such Executive to receive the Recoverable Amount.
9.6To the extent permitted by Applicable Law, the Supervisory Board (Conseil de Surveillance) may seek to recoup Recoverable Amounts by all legal means available, including but not limited to, by requiring any affected Executive to repay such amount to

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the Company, by set-off, by reducing future compensation of such affected Executive, or by such other means or combination of means as the Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, in its sole discretion, determines to be appropriate.
9.7Recoupment of the Recoverable Amount under this Clawback Policy will be effected by the Executive Board (Directoire) as soon as practicable following the decision and upon instruction of the Supervisory Board (Conseil de Surveillance).
9.8All amounts recoverable pursuant to this Clawback Policy shall be payable by the Executive to the Company (or as the Company directs) and shall be payable immediately on demand.
9.9The details of any recovery of Recoverable Amounts will be communicated to an affected Executive in writing, except where the Supervisory Board (Conseil de Surveillance) considers this would breach any laws or regulations that may apply or give rise to significant issues for any member of the Group, including but not limited to disclosure of commercially sensitive information.
9.10For purposes of this Clawback Policy:
9.8.1“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is based in part upon the attainment of a Financial Reporting Measure if such compensation is subject to multiple conditions one or more, but not all, of which are Financial Reporting Measures.
9.8.2“Financial Reporting Measure” means any measure that is determined and presented in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) (or any other accounting principles used to prepare the Group’s financial statements from time to time), and any measure derived wholly or in part from such measure, including non-IFRS financial measures (as well as other measures, metrics and ratios that are non-IFRS measures). The term Financial Reporting Measure includes stock price, total shareholder return or any other measure based, or partially based, on the share price. Financial Reporting Measures may be presented outside the Company’s financial statements (i.e. “Non-GAAP” or “Alternative Performance Measures”).
9.8.3“Received”: Incentive-Based Compensation is deemed Received in the Company’s financial period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of the financial period in which the Financial Reporting Measure is attained. For the avoidance of doubt, an Executive receives the Incentive-Based Compensation even when the Executive has established only a contingent right to payment at that time. Ministerial acts or other conditions necessary to effect issuance or payment, such as calculating the amount earned or

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obtaining the Supervisory Board (Conseil de Surveillance) approval of payment do not affect the determination of the date Received. In the case of awards subject to multiple conditions, not all conditions must be satisfied for the Incentive-Based Compensation to be deemed Received. The Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, shall have the discretion to determine when the Incentive-Based Compensation was Received, and such determination need not be uniform across the type of Incentive-Based Compensation or for all Executives.
9.8.4“Restatement Date” means the date on which the Company is required to prepare a Restatement, which is the earlier to occur of: (i) the date on which the Executive Board concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legal authorised body directs the Company to prepare a Restatement.
4Impracticability Exception to Recovery Obligation
9.1The Company must recover the Recoverable Amount in compliance with this Clawback Policy except to the extent that the conditions set out in Sections 4.2.1, 4.2.2 or 4.2.3 of this Clawback Policy are met and the Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee determines, in its sole discretion, that recovery would be impracticable.
9.2The Supervisory Board (Conseil de Surveillance) may determine that a recovery is impracticable only if:
9.8.1following a reasonable attempt to recover the Recoverable Amount, the Supervisory Board (Conseil de Surveillance), in its sole discretion, that the direct expense that would need to be paid to a third party to assist in enforcing this Clawback Policy would exceed the Recoverable Amount. The Company must document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
9.8.2recovery would violate a law of France, where such law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any Recoverable Amount based on a violation of the law of France, the Company must obtain an opinion of French counsel, acceptable to Nasdaq that recovery would result in such a violation and provide such opinion to Nasdaq; or
9.8.3if applicable, the Supervisory Board (Conseil de Surveillance) determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
9.3In determining whether a recovery would be impracticable due to costs in accordance with Section 4.2.1 above, the only criteria that the Supervisory Board (Conseil de Surveillance) may consider is whether the direct costs, such as reasonable legal expense

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and consulting fees, amongst others, paid to a third party to assist in enforcing recovery would exceed the Recoverable Amount.
5INDEMNIFICATION AND INSURANCE
9.1The Group is prohibited from insuring or indemnifying any Executive against the loss of erroneously awarded compensation as set forth in this Clawback Policy. If an Executive purchases a third-party insurance policy to fund potential recovery obligations, the Company is prohibited from paying or reimbursing the Executive for premiums for such an insurance policy.
6OTHER RECOVERY RIGHTS
9.1Any right of recovery under this Clawback Policy applies in addition to (and without limiting) any other remedies and/or rights to reduce, cancel or recover any elements of compensation (or similar) that may be available to any member of the Group pursuant to any compensation policy (including any further malus and clawback policies) operated by any member of the Group, the terms of any incentive plans or awards operated by any member of the Group, any employment agreement, any other terms and conditions and/or Applicable Law applicable to any Executive, in each case from time to time in force, and/or pursuant to any other legal remedies available to any member of the Group. Recovery (or similar) may be applied pursuant to both this Clawback Policy and any such other policies, plans, awards, agreements, terms, conditions, Applicable Laws or similar in respect of the same award of compensation, provided that there shall be no duplication of recovery.
7DISCLOSURE
9.1In the event of any Restatement, the Company shall disclose certain information in its annual report on Form 20-F, as required by Form 20-F, the Exchange Act and Nasdaq Listing Rule 5608.
9.2This Clawback Policy shall be filed as an exhibit to the Company’s annual report on Form 20-F for the fiscal year ending December 31, 2023. If this Clawback Policy is amended, the amended policy shall be filed as an exhibit to the first annual report on Form 20-F that the Company is required to file under the Exchange Act after such amendment.
8ADMINISTRATION AND OPERATION
9.1The Supervisory Board (Conseil de Surveillance), as the case may be upon recommendation of the Compensation and Nomination Committee, has the exclusive power and full and final authority to: (i) administer this Clawback Policy, including, without limitation, the right and power to interpret the provisions of this Clawback Policy; (ii) make all determinations deemed necessary or advisable in applying this Clawback Policy (which in every case shall be made at the Supervisory Board (Conseil de Surveillance)’s absolute discretion, without this being limited by references in certain clauses but not others to a discretion being absolute), including, without limitation, determinations as to: (a) what constitutes Incentive-Based Compensation, a Recoverable

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Amount or other compensation; (b) that a Restatement has occurred (in reliance on any advice in this respect of the Audit Committee); and (c) whether a recovery is impracticable; and (iii) delegate any power or discretion under this Clawback Policy to such person or persons as it may determine (and in which case this Clawback Policy shall be applied accordingly). The Executive Board (Directoire) shall, upon instructions from the Supervisory Board (Conseil de Surveillance) be in charge, with the right to delegate to one or more officers or employees of the Company, of ministerial administrative duties with respect to this Clawback Policy to one or more officers or employees of the Company.
9.2Any action, interpretation or determination taken or made by the to one or more officers or employees of the Company pursuant to this Clawback Policy will be final, conclusive and binding.
9GENERAL
9.1Any provision in this Clawback Policy can apply even if the Executive was not responsible for the Restatement in question or if it took place before the grant and/or vesting/release of any compensation which is subject to recovery.
9.2The means of recovery can be different for different Executives in relation to the same or different events depending on the particular facts and circumstances of the Executive and their compensation.
9.3Each person will have regard to dealing restrictions when operating, interpreting, administering and/or taking any other action in relation to this Clawback Policy. For the purposes of this Section 9.3, “dealing restrictions” means any internal or external restrictions on dealings or transactions in securities.
9.4An Executive will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Executive.
9.5No Executive has any right to any compensation or damages for any loss (actual or potential) from the Group in respect of any application of this Clawback Policy, including any loss in relation to:
9.8.1any loss or reduction of rights or expectations in connection with this Clawback Policy in any circumstances (including lawful or unlawful termination of employment);
9.8.2any exercise of a discretion or a decision taken in relation to this Clawback Policy, or any failure or delay to exercise a discretion or take a decision; or
9.8.3the operation, suspension, termination or amendment of this Clawback Policy.
9.6The remedy specified in this Clawback Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or a member of the Group.
9.7The terms of this Clawback Policy shall apply regardless of any agreement, undertaking or suggestion (or similar), whether or not contractual, that any compensation shall not be subject to recovery.

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9.8If any provision of this Clawback Policy is for any reason held by any court or other competent authority of any jurisdiction to be illegal, invalid or unenforceable in whole or in part:
9.8.1that provision shall, where possible, be deemed adjusted and apply in a manner that is legal, valid and enforceable in the relevant jurisdiction; and
9.8.2the remaining provisions of this Clawback Policy shall continue to be valid and, if appropriate, the affected provision and the legality, validity or enforceability of such provision in any other jurisdiction shall be unaffected.
9.9In the event of any discrepancy between this Clawback Policy and the provisions of any incentive plan, deferred bonus plan or discretionary bonus arrangement operated by any member of the Group or any arrangement applicable to an award or bonus under such plan or arrangement, this Clawback Policy will prevail.
9.10French law governs this Clawback Policy and its construction.
9.11References in this Clawback Policy to the phrase “including” (or similar) shall not limit or prejudice the generality of the following words (without this being limited by such references in some clauses but not others).
9.12In this Clawback Policy, the singular includes the plural and the plural includes the singular. References to any enactment or statutory requirement will be understood as references to that enactment or requirement as amended or re-enacted and they include any subordinate legislation made under it.

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